ADDENDUM NO. 1 TO
MEMBERSHIP PURCHASE AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
CITADEL EXPLORATION, INC. (formerly “SUBPRIME ADVANTAGE, INC.),
AND
CITADEL EXPLORATION, LLC.

THIS ADDENDUM NO. 1 TO MEMBERSHIP PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (“Addendum No. 1”) is made and entered into effective this 27th day of April, 2011, by and among CITADEL EXPLORATION, INC. (formerly SUBPRIME ADVANTAGE, INC.), a Nevada Corporation (“SBPV”), and CITADEL EXPLORATION, LLC., a California limited liability company (“CITADEL”).

RECITALS

A. On February 28, 2011, SPBV entered into a Membership Purchase Agreement and Plan of Reorganization (“Original Agreement”) with CITADEL, whereby SPBV intends to issue 14,000,000 shares of its common stock in exchange for One Hundred Percent (100%) Membership Interest in CITADEL. Pursuant to the terms of the Original Agreement, upon closing, will provide SBPV with the ownership of One Hundred Percent (100%) of CITADEL.

B. Subject to the terms and conditions set forth in the Membership Purchase Agreement, the Exchange was anticipated to become effective on April 1, 2011.

C. As of the date of this Addendum No. 1, the conditions to closing have not been met by all parties.

D. SBPV and CITADEL have determined that they require additional time to complete the conditions set forth in the Original Agreement and it is in the best interest of all the parties to extend the effective date from April 1, 2011 to May 9, 2011

NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1. The Closing described in Section 2.3 of the Original Agreement is hereby extended from April 1, 2011 to May 9, 2011.

2. The 14,000,000 shares of restricted common stock to be issued in exchange for 100% of the issued and outstanding interest of CITADEL as described in Section 2.1 of the Membership Purchase Agreement and Plan of Reorganization shall be issued to the CITADEL shareholders within 10 days after the effective time.

3. Other than as specifically provided in this Addendum No. 1, all other provisions of the Original Agreement shall remain in full force and effect, the Original Agreement of Reorganization is amended by this Addendum No. 1 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

Citadel Exploration Inc.
a Nevada corporation

By: /s/ Molly Country
Name: Molly Country
Title: Chief Executive Officer

Citadel Exploration LLC.
a California limited liability company

By: /s/ Armen Nahabedian
Name: Armen Nahabedian
Title: Managing Member